Exhibit 99.2

FOR IMMEDIATE RELEASE:

CONTACT:

Teresa Cotton

Miller Petroleum, Inc. (Mill.PK)

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerpetroleum.com

Miller Petroleum Announces Plans To Change Name To Miller Energy Resources

Huntsville, TN- November 11, 2008- Miller Petroleum, Inc. announced today that it has initiated the process to change its name to Miller Energy Resources, Inc. It is anticipated that the regulatory process will be completed by year end.

Miller CEO Scott M. Boruff commented that, “The name change to Miller Energy Resources retains the Miller name which is an important part of our rich heritage while adding Energy Resources which broadens our focus from petroleum to all energy sources including clean natural gas. The new name better exemplifies our company mission and will serve us well as we continue to execute our ambitious business plan moving forward.”

About Miller Petroleum

Miller Petroleum, Inc. is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller Petroleum has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Petroleum, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Miller’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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